Exhibit 5.1

April 1, 2014

Imperva, Inc.

3400 Bridge Parkway, Suite 200

Redwood Shores, CA 94065

Re:	Imperva, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (“Registration Statement”) filed by Imperva, Inc., a Delaware corporation (“Company”), with the Securities and Exchange Commission (“Commission”) on or about April 1, 2014, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 253,011 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) subject to issuance by the Company upon the exercise of (a) stock options granted or to be granted under the SkyFence Networks Ltd. 2013 Share Incentive Plan (the “SkyFence Plan”) and assumed by the Company in accordance with the terms of that certain Share Exchange Agreement, dated February 6, 2014, by and between the Company, SkyFence Networks Ltd. (“SkyFence”), the shareholders of SkyFence, and Ofer Hendler in his capacity as the Sellers’ Representative (the “SkyFence Agreement”) and (b) stock options and restricted stock units granted or to be granted under the Incapsula, Inc. 2010 Stock Incentive Plan (the “Incapsula Plan”) and assumed by the Company in accordance with the terms of that certain Share Exchange Agreement, dated February 11, 2014, by and between the Company, Incapsula, Inc. (“Incapsula”), Incapsula, Ltd., the stockholders of Incapsula, and Gur Shatz in his capacity as the Sellers’ Representative (the “Incapsula Agreement”). The SkyFence Plan and the Incapsula Plan are collectively referred to in this letter as the “Plans”. At your request we are providing this letter to express our opinion on certain matters regarding the Company and the Shares as stated in the numbered paragraphs immediately following the paragraph captioned “Opinions” below (the “Opinions”).

In rendering the Opinions, we have examined such matters of fact as we have deemed necessary in order to render the Opinions set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on November 14, 2011 and certified by the Delaware Secretary of State on November 14, 2011 (the “Restated Certificate”);

(2)	the Company’s Amended and Restated Bylaws (the “Restated Bylaws”) certified to us by the Company in the Opinion Certificate (as defined below) as being the currently effective Bylaws of the Company;

(3)

the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference and not separately referred to herein, which Exhibits include the forms of the Company’s Stock Option Assumption

Agreement (the “Option Assumption Agreement”) used by the Company to assume the stock options originally issued under the Incapsula Plan and assumed by the Company under the Incapsula Agreement;

(4)	the prospectuses for the Plans prepared in connection with the Registration Statement (each, a “Prospectus”);

(5)	minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”), any applicable committees of the Board, and the Company’s stockholders (the “Stockholders”), as applicable, at which, or pursuant to which, (a) the Restated Certificate and the Restated Bylaws were approved, (b) the SkyFence Agreement and the Company’s assumption of the SkyFence Plan and outstanding stock options issued thereunder were approved, (c) the Incapsula Agreement and the Company’s assumption of the Incapsula Plan and outstanding stock options and restricted stock units issued thereunder were approved, and (d) the filing of the Registration Statement was adopted and approved;

(6)	a statement from the Company’s transfer agent as to the number of issued and outstanding shares of the Company’s Common Stock and Preferred Stock as of March 31, 2014;

(7)	(i) the SkyFence Agreement and all exhibits thereto and (ii) the SkyFence Plan, and the forms of agreements used thereunder furnished to us by the Company (such forms of agreements, the “SkyFence Plan Agreements”);

(8)	(i) the Incapsula Agreement and all exhibits thereto and (ii) the Incapsula Plan, and the forms of agreements used thereunder furnished to us by the Company (such forms of agreements, the “Incapsula Plan Agreements” and, together with the SkyFence Plan Agreements, the “Plan Agreements”);

(9)	a Certificate of Good Standing issued with respect to the Company by the Delaware Secretary of State, on March 28, 2014 (the “Delaware Good Standing Certificate”) and a Certificate of Good Standing from the California Franchise Tax Board, dated March 31, 2014, stating that the Company is in good standing with that agency, and a verbal confirmation from RMB Enterprises that the Company is in good standing with the California Secretary of State on April 1, 2014; and

(10)	an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (“Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies thereof, the legal capacity and competency of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or other amendment to the Restated Certificate or to any other document reviewed by us or any other extrinsic agreements or documents that might change the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates or instruments representing the Common Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from such documents and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. Except as described above in this letter, we have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, (i) the existing laws of the United States of America, (ii) the existing laws of the State of California and (iii) the Delaware General Corporation Law.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Delaware Good Standing Certificate and representations made to us by the Company in the Opinion Certificate. With respect to our opinion expressed in paragraph (2) below, we have assumed that there will be no subsequent amendment to the Restated Certificate (other than to authorize sufficient additional shares of Common Stock and Preferred Stock from time to time) and that at any time when the Shares described in paragraph (2) are issued and sold, the Company will have a sufficient number of authorized but unissued shares of its Common Stock, to be able to issue such Common Stock.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Opinions. Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 253,011 Shares of Common Stock that may be issued and sold by the Company upon the exercise of (a) stock options granted or to be granted under the SkyFence Plan and the SkyFence Plan Agreements entered into thereunder and (b) stock options and restricted stock units granted or to be granted under the Incapsula Plan and the Incapsula Plan Agreements and Option Assumption Agreements entered into thereunder, when issued, sold and delivered in accordance with the applicable Plan and Plan Agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ David A. Bell
David A. Bell, a Partner